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                                             Filed Pursuant to Rule 424(b) (3)
                                             Registration No. 333-121263

                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2080 DATED 08 JANUARY 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$24,675,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
             ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS
               DUE 2010 CURRENTLY TOTALING A$ 1,717,160,000.00 (A$
                      1,199,811,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1. (i)  Issuer:                             Queensland Treasury Corporation

   (ii) Guarantor:
                                            The Treasurer on behalf of the
                                            Government of Queensland

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2.       Benchmark line:                    2010
                                            (to be consolidated and form a
                                            single series with QTC 5.50% Global
                                            A$Bonds due 14 May 2010, ISIN
                                            US748305BF57)

3.       Specific Currency or Currencies:   AUD ("A$")

4. (i)   Issue price:                       102.843%

   (ii)  Dealers' fees and commissions
         paid by Issuer:                    No fee or commission is payable in
                                            respect  of the issue of the
                                            bond(s) described in these final
                                            terms (which will constitute a
                                            "pricing supplement" for purposes
                                            of any offers or sales in the United
                                            States or to U.S.  persons).
                                            Instead, QTC pays fees and
                                            commissions in accordance with the
                                            procedure described in the QTC
                                            Offshore and Onshore Fixed Interest
                                            Distribution Group Operational
                                            Guidelines.

5.       Specified Denominations:           A$1,000

6. (i)   Issue Date:                        09 JANUARY 2009

   (ii)  Record Date (date on and from      6 May / 6 November.Security will be
         which security is Ex-interest):    ex-interest on and from 7 May /
                                            7 November.

   (iii) Interest Payment Dates:            14 May / 14 November

7.       Maturity Date:                     14 May 2010

8.       Interest Basis:                    5.5 per cent Fixed Rate

9.       Redemption/Payment Basis:          Redemption at par

10.      Change of Interest Basis or        Not Applicable
         Redemption/Payment Basis:

11 (i)   Status of the Bonds:               Senior and rank pari passu with
                                            other senior, unsecured debt
                                            obligations of QTC

   (ii)  Status of the Guarantee:           Senior and ranks pari passu with all
                                            its other unsecured obligations

12.      Method of distribution:            Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions
         Applicable

   (i)   Rate(s) of Interest:               5.5 per cent per annum payable
                                            semi-annually in arrears

   (ii)  Interest Payment Date(s):          14 May and 14 November in each year
                                            up to and including the Maturity
                                            Date

   (iii) Fixed Coupon Amount(s):            A$27.50 per A$1,000 in nominal
         (Applicable to bonds in            amount
         definitive form)

   (iv)  Determination Date(s):             Not Applicable

   (v)   Other terms relating to the        None
         method of calculating interest
         for Fixed Rate Bonds:

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PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:            A$1,000 per bond of A$1,000
                                              Specified Denomination
                                              (NB: If the Final Redemption
                                              Amount is other than 100 per cent.
                                              of the nominal value the bonds
                                              will be derivative securities for
                                              the purposes of the Prospectus
                                              Directive and the requirements
                                              of Annex XII to the Prospectus
                                              Directive Regulation will apply
                                              and the Issuer will prepare and
                                              publish a supplement to the
                                              Prospectus)

15. Early Redemption Amount(s) payable Not Applicable on redemption for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                      Permanent Global Note not
                                              exchangeable for Definitive Bonds

17.       Additional Financial Centre(s) or   Not Applicable
          other special provisions relating
          to Payment Dates:

18.       Talons for future Coupons or        No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special conditions:  Not Applicable

                                              (When adding any other final terms
                                              consideration should be given as
                                              to whether such terms constitute
                                              "significant new factors" and
                                              consequently trigger the need
                                              for a supplement to the Prospectus
                                              under Article 16 of the Prospectus
                                              Directive)

DISTRIBUTION

20. (i) If syndicated, names and addresses Not Applicable of Managers and underwriting commitments:


    (ii)  Date of Dealer Agreement:           08 JANUARY 2009

    (iii) Stabilizing Manager(s) (if any):    Not Applicable

21.       If non-syndicated, name and         UBS AG, Australia Branch
          address of relevant Dealer:         Level 25, Governor Phillip Tower
                                              1 Farrer Place
                                              Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C rules    TEFRA Not Applicable
          applicable or TEFRA rules not
          applicable:

23.       Non exempt Offer                    Not Applicable

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                                              (N.B. Consider any local
                                              regulatory requirements necessary
                                              to be fulfilled so as to be able
                                              to make a non-exempt offer in
                                              relevant jurisdictions. No such
                                              offer should be made in any
                                              relevant jurisdiction until those
                                              requirements have been met.
                                              Non-exempt offers may only be made
                                              into jurisdictions in which the
                                              base prospectus (and any
                                              supplement) has been
                                              notified/passported.)

24.       Additional selling restrictions:    Not Applicable

LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
    ----------------------------------------
                  Duly authorized

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                            PART B--OTHER INFORMATION

1.   LISTING AND ADMISSION TO TRADING

     (i) Listing                        Bourse de Luxembourg.

     (ii) Admission to trading:         Application has been made by the Issuer
                                        (or on its behalf) for the bonds to be
                                        admitted to trading on the regulated
                                        market of the Bourse de Luxembourg with
                                        effect from the Issue Date.

                                        (Where documenting a fungible issue need to indicate that original securities are already admitted to trading.)

2.   RATINGS

     Ratings:                           The bonds to be issued have been rated:
                                        S&P: AAA
                                        Moody's: Aaa

                                        An obligation rate 'AAA' by S&P has the
                                        highest credit rating assigned by
                                        Standard & Poor's. The obligor's
                                        capacity to meet its financial
                                        commitment on the obligation is
                                        extremely strong.

                                        Obligations rated 'AAA' by Moody's are
                                        judged to be of the highest quality with minimal credit risk.

                                        A credit rating is not a recommendation
                                        to buy, sell or hold securities and may
                                        be revised or withdrawn by the rating
                                        agency at any time. Each rating should
                                        be evaluated independently of any other
                                        rating.

                                        (The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)  Reasons for the Offer:             See "Use of Proceeds" section in the
                                        prospectus supplement--if reasons for
                                        offer different from making profit
                                        and/or hedging certain risks will need
                                        to include those reasons here.


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(ii) Estimated net proceeds:            Not Applicable.
                                        (If proceeds are intended for more than
                                        one use will need to split out and
                                        present in order of priority. If
                                        proceeds insufficient to fund all
                                        proposed uses state amount and sources
                                        of other funding.)

(iii)  Estimated total expenses:        Not Applicable.
                                        [Expenses are required to be broken down into each principal intended "use" and presented in order of priority of such "uses".]

5.     YIELD

       Indication of yield:             3.96%
                                        Calculated as 7 basis points less than
                                        the yield on the equivalent A$ Domestic
                                        Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade
                                        Date. The yield is calculated at the
                                        Trade Date on the basis of the Issue
                                        Price. It is not an indication of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                       US748305BF57

(ii)   Common Code:                     21354040

(iii)  CUSIP Code:                      748305BF5

(iv)   Any clearing system(s) other     Not Applicable
       than Depositary Trust Company,
       Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe
       anonyme and the relevant
       identification number(s):

(v)    Delivery:                        Delivery free of payment

(vi)   Names and addresses of           [ ]
       additional Paying Agent(s)
       (if any):

7.     TERMS AND CONDITIONS OF THE
       OFFER

(i)    Offer Price;                     Not applicable

(ii)   [Conditions to which the offer   Not applicable
       is subject;]

(iii)  [Description of the              Not applicable
       application process;]

(iv)   [Details of the minimum and/or   Not applicable
       maximum amount of application;]

(v)    [Description of possibility to   Not applicable
       reduce subscriptions and
       manner for refunding excess
       amount paid by applicants;]

(vi)   [Details of the method and       Not applicable
       time limits for paying up and
       delivering the bonds;]

(vii)  [Manner in and date on which     Not applicable
       results of the offer are to
       be made public;]

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(viii) [Procedure for exercise of any                  Not applicable
       right of pre-emption,
       negotiability of subscription
       rights and treatment of
       subscription rights not
       exercised;]

(ix)   [Categories of potential                        Not applicable
       investors to which the bonds
       are offered and whether
       tranche(s) have been reserved
       for certain countries;]

(x)    [Process for notification to                    Not applicable
       applicants of the amount
       allotted and the indication
       whether dealing may begin
       before notification is made;]

(xi)   [Amount of any expenses and                     Not applicable
       taxes specifically charged to
       the subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to                    None
       the extent know to  the
       Issuer, of the placers in the
       various countries where the
       offer takes place.]